UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2007

HouseValues, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

We hereby incorporate by reference the disclosure under Item 2.01 of this Form 8-K.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On November 1, 2007, we acquired substantially all the assets of Realty Generator, LLC, a Delaware limited liability company, and a related entity, Blackwater Realty, LLC, a North Carolina limited liability company pursuant to an Asset Purchase Agreement dated as of November 1, 2007 between us, Realty Generator, LLC, Tom Ray and Justin Tracy, the members of Realty Generator, and Blackwater Realty. Pursuant to the agreement, we paid $10 million in cash and assumed liabilities and are required to pay Realty Generator additional consideration based on the future financial performance by the acquired business through June 30, 2009. Pursuant to the terms of the Asset Purchase Agreement, the sellers made representations and warranties customary for transactions of this type. In addition, Realty Generator and its members have agreed to indemnify us, subject to certain limitations, for breaches of their representations and warranties and covenants set forth in the Asset Purchase Agreement and any related transaction documents. Under the agreement Realty Generator, Tom Ray, Justin Tracy and Blackwater Realty have agreed not to compete or solicit employees, contractors, customers, distributors or suppliers through the end of 2010. Realty Generator provides a comprehensive management tool to real estate brokers, similar to HouseValues' system currently provided to real estate agents. Realty Generator's proprietary, web-based lead generation and cultivation platform allows brokers to purchase leads, manage the distribution of those leads to their agent teams and monitor agent follow-through.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.

Date: November 05, 2007	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
VP of Finance

Exhibit Index

Exhibit No.	Description
EX-2.1